CNL FUNDS
Officer’s Certificate
I, Susan L. Terenzio, Secretary of The CNL Funds (the “Trust”), hereby certify that the following resolutions were unanimously adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”), at a meeting held on May 20, 2009 and remain in full force and effect.
     WHEREAS, CNL has arranged for an Investment Company Fidelity Bond in the amount of five hundred thousand dollars ($500,000) provided by Federal Insurance Company (“Fidelity Bond”) to be made available to the Trust;
     WHEREAS, the Board, in accordance with Rule 17g-1(j)(3), has determined that a majority of the Trust’s Trustees are not interested persons of the Trust, and those Trustees select and nominate any other disinterested Trustees;
     WHEREAS, in order for the Trust to purchase a fidelity bond, Rule 17g-1(d) under the 1940 Act, in effect, requires the Board, including a majority of the Trustees who are not “interested persons” as defined by Section 2(a)(19) of the 1940 Act, to determine at least annually that certain standards are met;
     WHEREAS, the Board, including a majority of independent Trustees, has considered whether the Fidelity Bond is in the best interest of the Trust and whether the Fidelity Bond is reasonable in form and amount, taking into consideration all relevant factors including, but not limited to: (1) the value of the aggregate assets of the relevant entity to which any officer or employee covered by the Fidelity Bond may have access; (2) the nature of the relevant entity’s assets; and (3) type and terms of the arrangements made for the custody and safekeeping of such assets; and
     WHEREAS, the Board has determined that the Fidelity Bond is adequate to protect the Trust against larceny or embezzlement by any of its officers and employees who may singly, or jointly with others, have access to securities or funds of the Trust, either directly or indirectly or through authority to draw up on such funds or direct the disposition of securities.
     NOW, THEREFORE, BE IT
     RESOLVED, that the Board approves the execution of the Fidelity Bond protecting the Trust against larceny and embezzlement and such other perils as may be insured against, and covering the action and omissions of each officer and employee of the Trust who may have access to the Trust’s assets;
     FURTHER RESOLVED that the Board designates the Trust’s Secretary, or his or her designee, to make the filings and give notices required by Rule 17g-1;
     FURTHER RESOLVED, that the appropriate officers of the Trust, and each of them, are hereby authorized and directed to perform all acts necessary or desirable, consistent with the objectives of the Board, to carry out the foregoing resolutions.

/s/ Susan L. Terenzio Susan L. Terenzio
Secretary